Exhibit 4.12.4
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
FOURTH SENIOR NOTES REGISTRATION RIGHTS AGREEMENT JOINDER
     With respect to the Senior Notes Registration Rights Agreement, dated as of February 1, 2011, among Reynolds Group Issuer Inc., a corporation organized under the laws of Delaware (the “US Corporate Issuer”), Reynolds Group Issuer LLC, a limited liability company organized under the laws of Delaware (the “US LLC Issuer”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (public limited liability company) incorporated under the laws of Luxembourg (the “Lux Issuer” and, together with the US Corporate Issuer and the US LLC Issuer, the “ Issuers”), certain Guarantors (as defined therein) and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined therein and, such agreement, the “Registration Rights Agreement”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the signatory hereto (a “Guarantor”) assumes all of the rights and obligations as Guarantors under the Registration Rights Agreement, in each case, as of the date of this Fourth Senior Notes Registration Rights Agreement Joinder and as though it had entered into the Registration Rights Agreement on February 1, 2011. The obligations assumed by the Guarantor under this Fourth Senior Notes Registration Rights Agreement Joinder, dated August 5, 2011, shall be joint and several obligations. Capitalized terms used but not defined in this Fourth Senior Notes Registration Rights Agreement Joinder shall have the meanings given to such terms in the Registration Rights Agreement.
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     IN WITNESS WHEREOF, the party hereto has executed this agreement this 7th day of June, 2011.

SIG COMBIBLOC LTD.

By: Name:	/s/ Chiara Brophy Chiara Brophy
Title:	Authorized Signatory
Joinder to Registration Rights Agreement
(Senior Notes — 2011)